UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
 the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 17, 2016

Trecora Resources

 (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-33926 (Commission File Number)	75-1256622 (IRS Employer Identification No.)

1650 Hwy 6 South, Suite 190
Sugar Land, Texas 77478
(Address of principal executive offices)

(409) 385-8300
(Registrant’s Telephone Number, Including Area Code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

In accordance with Article III, Section 2 of the Registrant’s By-Laws, and by unanimous vote of Registrant’s Board of Directors dated November 17, 2016, Pamela R. Butcher was appointed to be a member of the Board of Directors of the Registrant effective November 17, 2016, and shall hold the office until the 2017 annual meeting of stockholders.  She will also be a member of the Nominations and Governance Committee and the Compensation Committee of the Company.  Ms. Butcher holds a Bachelor’s Degree in Agronomy and a Master’s of Science Degree from Purdue University.  In addition, she is a graduate of the Northwestern University Marketing Executive Program and has participated in the Prince of Wales Sustainability Conference and the Asian Master Class on Asian Business.   Over the past six years she was the CEO, President and Chief Operating Officer of Pilot Chemical Company.  She joined Pilot after a successful 29 year career with The Dow Chemical Company where she held a variety of executive leadership positions including Business Vice President of Specialty Chemicals, Vice President of Corporate Marketing & Sales and Vice President and General Manager of Adhesives and Sealants.  She was a distinguished recipient of Dow’s Genesis Award for people excellence, which is Dow’s highest recognition for people leadership.  She has also served on the board of trustees for the Chemical Educational Foundation and served on the Board of the American Cleaning Institute, the Ohio Manufacturing Association, and the Regional Advisory Board of US Bank.  She is currently also on the boards of Pilot Chemical Company and Quality Distribution, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRECORA RESOURCES

Date:  November 21, 2016                                  By: /s/ Connie Cook___________
                                                                              Connie Cook, Secretary